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                                                                  Exhibit 23.2

Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the inclusion of our report dated June 20, 2000 on the statement of net assets available for plan benefits of the Cadmus Thrift Savings Plan as of December 31, 1999 in this Form 11-K and the incorporation by reference into Cadmus Communications Corporation's previously filed Form S-8 Registration Statement 033-56653. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 1999, or performed any audit procedures subsequent to the date of our report.

/s/ Arthur Andersen LLP


Richmond, Virginia
June 22, 2001